EXHIBIT 10.3.3

EMPLOYERS MUTUAL CASUALTY COMPANY

BOARD AND EXECUTIVE NONQUALIFIED EXCESS PLAN II

EFFECTIVE JULY 1, 2007

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

Article I
Establishment and Purpose.........................................................................................................    1

Article II
Definitions....................................................................................................................................    1

Article III
Eligibility and Participation........................................................................................................    8

Article IV
Deferral Elections........................................................................................................................    9

Article V
Modifications to Payment Schedules.........................................................................................    13

Article VI
Company Contributions.............................................................................................................    14

Article VII
Valuation of Account Balances; Investments.............................................................................    15

Article VIII
Distribution and Withdrawals...................................................................................................    16

Article IX
Administration...........................................................................................................................    20

Article X
Amendment and Termination.....................................................................................................    21

Article XI
Informal Funding.......................................................................................................................    23

Article XII
Claims........................................................................................................................................    24

Article XIII
General Conditions....................................................................................................................    31

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

Article I
Establishment and Purpose

Employers Mutual Casualty Company (the “Company”) terminated the Employers Mutual Casualty Company Option It! Program effective June 30, 2007, and replaced the program with the Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II (the “Plan”). This Plan is effective July 1, 2007 (the Effective Date of this Plan). The Plan remains frozen as to participation and new deferrals.

The purpose of this Plan is to further comply with Code Section 409A. The overarching purpose of the Plan continues to be to attract and retain key employees and independent contractors by providing each Participant with a program for the deferral of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A. The Plan is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Article II
Definitions

Account. Account means a bookkeeping account maintained by the Plan Administrator to record the Company’s and/or Participating Employer’s payment obligation to a Participant as determined under the terms of the Plan. The Plan Administrator may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms pursuant to the terms of a Participant’s Deferral Election. Reference to an Account means any such Account established by the Plan Administrator, as the context requires. Accounts are intended to constitute unfunded obligations of the Company or a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total amount of the Company’s payment obligation from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if:

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

(i) the Participant has not designated a natural person or trust as Beneficiary, or

(ii) all designated Beneficiaries have predeceased the Participant.
A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless (i) the Participant designates such person as a Beneficiary after dissolution of the marriage or (ii) such interest is ordered under a domestic relations order described in Section 8.10.

2.5	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.6
Change in Control. Change in Control occurs on the date on which there is (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company or (iii) a change in the ownership of a substantial portion of the Company’s assets, if any such event is applicable to the Company. For purposes of this Section, a change in ownership of the Company occurs on the date on which any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person or more than one person acting as a group acquires ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company or (ii) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Reference to the Company under this Section 2.6 also shall mean Affiliates for whom a Participant is exclusively providing substantially all of the services he is providing at the time of a Change in Control affecting such Affiliate, except that such shall not be applicable if the Change in Control affecting such Affiliate is an event that effects a Change in Control from the affected Affiliate to another Affiliate or the Company.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9
Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder. Reference to proposed Treasury Department regulations shall be construed as reference to the corresponding provisions of the final Treasury Department regulations when said regulations are published.

2.10	Committee. Committee means the individuals selected by the Compensation Committee of the Board of Directors of the Company or the Chief Executive Officer of the Company to administer the Plan.

2.11	Company. Company means Employers Mutual Casualty Company.

2.12
Company Contribution. Company Contribution means a credit by the Company or a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article VI of the Plan. Company Contributions are credited at the sole discretion of the Company and the fact that a Company Contribution is credited in one year shall not obligate the Company to continue to make such Company Contribution in subsequent years.

2.13
Compensation. Compensation means a Participant’s base salary, bonus, commission, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.14	Death Benefit. Death Benefit means payment to a Participant’s Beneficiary(ies) of all remaining unpaid Account Balances as provided in Section 8.4 of the Plan.

2.15
Deferral. Deferral means the credits to a Participant’s Accounts attributable to deferrals of Compensation described in Prop. Treas. Reg. Section 1.409A-1(b)(1) and Earnings on such amounts as provided in Prop. Treas. Reg. Section 1.409A-1(b)(2), except where the context of the Plan clearly indicates otherwise.

2.16
Deferral Election. Deferral Election means an agreement between a Participant and the Company or a Participating Employer specifying any or all of the following: (i) the amount of each component of Compensation subject to the Deferral Election; (ii) the investment allocation described in Section 7.2; and (iii) the Payment Schedule. The Plan Administrator may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Plan Administrator in the Deferral Election agreement, Participants may defer up to 75% of their base salary and up to 100% of other types of Compensation for a Plan Year.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

To the extent permissible under Code Section 409A, the Plan Administrator may reduce a Participant’s Deferral Election as necessary to permit sufficient non-deferred Compensation from which the Company or a Participating Employer may satisfy a Participant’s obligations regarding welfare plans and from which to satisfy tax withholding obligations, and/or to conform the Deferral Election and the Plan to applicable law.

2.17
Disability. Disability means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The determination of the existence of a Disability shall be made by the Plan Administrator in accordance with Code Section 409A.

2.18	Disability Benefit. Disability Benefit means a payment by the Company to a Participant of all remaining unpaid Account Balances in a single lump sum in the event of such Participant’s Disability.

2.19	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.20	Effective Date. Effective Date means July 1, 2007 with respect to Code Section 409A mandated provisions of this Plan.

2.21
Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of the Company or a Participating Employer, as listed on Exhibit B, attached hereto, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.22	Employee. Employee means an employee of the Company or of a Participating Employer.

2.23	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.24
Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of the Company, all of which is paid after the last day of such fiscal year or years.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

2.25
Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee of the Company or a Participating Employer. A Participant’s continued participation in the Plan shall be governed by Section 3.2 and Section 3.3 of the Plan.

2.26
Participating Employer. Participating Employer means an Affiliate or other related business entity that the Company has permitted to adopt the Plan and that has adopted the Plan for its employees. Participating Employers are responsible for paying benefits to Participants who are Eligible Employees with respect to each Participating Employer. Participating Employers are listed on Exhibit A.

2.27	Payment Schedule. Payment Schedule means the date as of which payment under the Plan will commence and the form in which such payment will be made.

(a)
Retirement/Termination Benefit. Except in the case of Specified Employees, payment of a Participant’s Retirement/Termination Benefit will be made (or will commence) on the first business day of the month following the month in which a Participant incurs a Separation from Service. Payment will be made in a single lump sum unless the Participant specifies an alternative form of payment in his first Deferral Election (filed prior to earning any Company Contribution or obtaining a legally binding right to Company Contributions to his or her Retirement/Termination Account). A Participant may also specify an alternative form of payment under Section 5.1. Alternative forms of payment include (i) a lump sum payment between 0% and 100% of the Account Balance and (ii) any remaining Account Balance payable in a series of substantially equal annual installments from two to fifteen years. For purposes of Article V, (i) each lump sum payment and (ii) each series of substantially equal installment payments elected by the Participant will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

(b)
Specified Date Payments. Payment from a Participant’s Specified Date Account will be made (or will commence) as of the first day of the month or year specified under the elections described in Section 4.4, as modified under Section 5.1. Unless a Participant specifies an alternative form of payment under Sections 4.4 and 5.1, payment will be made in a single lump sum five (5) years after the date of the Participant’s Separation from Service or Retirement. Alternative forms of payment include a series of substantially equal annual installments payable over two to five years. For purposes of Article V, a series of installment payments will be treated as a single form of payment. The time and form of payment upon an earlier Separation from Service, death, Disability is specified in Section 4.4(b).

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

(c)
Death Benefit. Payment to a Participant’s Beneficiary(ies) in the event of death shall be made in accordance with the Payment Schedule then in effect for the Retirement/Termination Benefit and will be paid (or will commence) as of the first day of the first month following the Participant’s death.

(d)	Disability Benefit. Payment due to Disability will be made in a single lump sum as of the first day of the first month following the Participant’s Disability.

2.28
Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months in which the Participant performs services for the Company or a Participating Employer. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include payments based on performance criteria that are not approved by the Board of Directors or by the stockholders of the Company. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Performance criteria may be subjective but must relate to the performance of the Participant, a group of Employees that includes the Participant or a business unit (which may include the Company) for which the Participant provides services. The determination that any subjective performance criteria have been met shall not be made by the Participant or by a family member of the Participant, or by a person under the supervision of the Participant or a Participant’s family members where any amount of the compensation of such person is controlled in whole or in part by the Participant or such family member. Compensation based on Company Stock may constitute Performance-Based Compensation if it is based solely on an increase in the value of such stock after the date of grant or award. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Prop. Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.29	Plan. Plan means the “Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II”, as may be further amended from time to time hereafter.

2.30	Plan Administrator. Plan Administrator means the Committee, or such individuals appointed by the Committee, acting pursuant to the powers and authority granted under Section 9.1 of the Plan.

2.31	Plan Year. Plan Year means January 1 through December 31.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

2.32	Retire/Retirement. Retire and Retirement means a voluntary Separation from Service on or after attaining age 65.

2.33
Retirement/Termination Benefit. Retirement/Termination Benefit shall mean a payment from a Participant’s Retirement/Termination Account to such Participant due to such Participant’s Separation from Service. Payment of a Retirement/Termination Benefit will be made as provided in Section 8.1(a) of the Plan.

2.34
Retirement/Termination Account. Retirement/Termination Account means an Account established by the Plan Administrator to record the amount payable to a Participant due to his or her Separation from Service.

2.35
Separation from Service. An Employee incurs a Separation from Service upon termination of employment with the Company other than due to death or Disability. The occurrence of a Separation from Service is determined by the Plan Administrator under the facts and circumstances and in accordance with Code Section 409A.

A Participant’s absence from work due to military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) shall not constitute a Separation from Service if the period of such leave does not exceed six months or such longer period as is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment after such extended leave is not provided either by statute or by contract, the Participant shall be deemed to have incurred a Separation from Service on the first day immediately following such six-month period.

An Employee not described under the preceding leave of absence provisions is deemed to have incurred a Separation from Service if he or she provides services to the Company or an Affiliate at an annual rate that is less than 20% of the services rendered, on average, during the immediately preceding three full calendar years of employment (or the actual period of employment, if less than three years).

2.36
Specified Date Account. A Specified Date Account means an Account established pursuant to Section 4.4 that will be paid (or that will commence to be paid) at a future date as specified in the Participant’s Deferral Election. Unless otherwise determined by the Plan Administrator, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account”.

2.37
Specified Employee. Specified Employee means a “key employee” (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company or a Participating Employer any stock of which is actively traded on an established securities market or otherwise, or as defined in Prop. Treas. Regulation 1.409A-1(i).

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

2.38	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture shall have the meaning specified in Prop. Treas. Reg. Section 1.409A-1(d).

2.39
Unforeseeable Emergency. An Unforeseeable Emergency is a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. For example, the imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code section 152(a)) may also constitute an Unforeseeable Emergency. Except as otherwise provided in this section, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting a distribution under section 8.5 of the Plan is to be determined by the Plan Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan.

2.40	Valuation Date. Valuation Date shall mean each Business Day.

2.41	Year of Service. A Year of Service shall mean each 12-month period of continuous service with the Company or a Participating Employer.

Article III
Eligibility and Participation

3.1
Eligibility and Participation. An Eligible Employee becomes eligible to file a Deferral Election upon receipt of notification of eligibility from the Plan Administrator. Such Eligible Employee becomes a Participant upon the earlier to occur of (i) a credit of Company Contributions under Article VI or (ii) filing his or her initial Deferral Election in accordance with Article IV. Notwithstanding anything contained herein, eligibility to file a Deferral Election is frozen and there shall be no other Eligible Employees other than those listed in Exhibit B.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

3.2
Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant is an Eligible Employee. A Participant who is no longer an Eligible Employee but continues to be employed by the Company may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make allocation elections as provided in Section 7.2. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3
Revocation of Future Participation. Notwithstanding the provisions of Section 3.2, the Committee may, in its discretion, revoke a Participant’s eligibility to make future Deferrals under this Plan. Such revocation will not affect in any manner a Participant’s Account Balance or other terms of this Plan.

Article IV
Deferral Elections

4.1	Deferral Elections, Generally.

(a)
An Eligible Employee shall submit a Deferral Election during the enrollment periods established by the Plan Administrator and in the manner specified by the Plan Administrator, but in any event, in accordance with Section 4.2. A Deferral Election that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. Notwithstanding anything contained herein, participation is frozen and there shall be no further Deferral Elections by any Participant.

(b)
Each Deferral Election will specify the amount of Deferrals and the allocation of Deferrals to the Participant’s Accounts. A Participant may specify in his or her initial Deferral Election the Payment Schedule for the Retirement/Termination Account. A Participant may specify in the Deferral Election that establishes a Specified Date Account the Payment Schedule for such Account in the manner set forth in Section 4.4. If the time and form is not specified in a Deferral Election, the time and form of payment shall be the time and form specified in Section 2.27.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

4.2	Timing Requirements for Deferral Elections.

(a)
First Year of Eligibility. Upon notification of his or her eligible status under Section 3.1, and subject to this paragraph (a), an Eligible Employee has up to 30 days to submit a Deferral Election with respect to Compensation earned during such year. The Deferral Election described in this paragraph becomes irrevocable on the first day following such 30th day. An Eligible Employee may file a Deferral Election under this Section 4.2(a) only if he or she does not participate in any other “account balance plan” as defined in Prop. Treas. Reg. Section 1.409A-1(c)(i)(A) maintained by the Company or a Participating Employer or other Affiliate, other than as permitted in Prop. Treas. Reg. Section 1.409A-1(c)(ii).

A Deferral Election filed under this Section 4.2(a) applies to Compensation earned on and after the date the Deferral Election becomes irrevocable. For Compensation that is earned based upon a specified performance period (e.g. over a calendar year or fiscal year), where a Deferral Election is made in the first year of eligibility but after the beginning of the service period, unless the Compensation may be timely deferred under this Section 4.2(c), (e), or (g), the election will be deemed to apply to Compensation paid for services performed subsequent to the election if the election applies to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election becomes irrevocable over the total number of days in the performance period.

(b)
Prior Year Deferrals. Participants may defer Compensation by filing a Deferral Election no later than December 31 of the year prior to the year in which such Compensation is earned. A Deferral Election described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)	Performance-Based Compensation. A Deferral Election may be filed with respect to Performance-Based Compensation, provided that:
(i) the Participant performs services continuously from a date no later than the date upon which the performance criteria for such Performance-Based Compensation are established through a date no earlier than the date upon which the Participant submits a Deferral Election;
(ii) the Deferral Election is submitted no later than the date that is six months before the end of the performance period during which such Performance-Based Compensation is earned; and

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

(iii) in no event may an election to defer Performance-Based Compensation be made after such Performance-Based Compensation has become both substantially certain to be paid and readily ascertainable.
A Deferral Election becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the date described in paragraph (c)(ii).

(d)
Commissions. For purposes of determining Compensation that may be deferred under Sections 4.2(a) or (b), commissions are considered to be earned in the year a customer remits payment to the Company or an Affiliate.

(e)
Deferral Election with Respect to Fiscal Year Compensation. A Participant may defer Fiscal Year Compensation by filing a Deferral Election prior to the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Deferral Election described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.

(f)
Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Prop. Treas. Reg. Section 1.409A-1(b)(4) may be deferred under a Deferral Election filed not later than twelve months prior to the date on which the Substantial Risk of Forfeiture lapses. The Payment Schedule for such Deferral must specify a commencement date no earlier than five years after the forfeiture restriction lapses.

(g)
Deferral Election With Respect to Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve months in advance of the earliest date at which the forfeiture condition could lapse. The Deferral Election described in this paragraph becomes irrevocable after such 30th day.

(h)
Transition Relief; Deferral Elections Filed by March 15, 2005. Notwithstanding the foregoing and any other provisions in the Plan concerning timing of initial deferral elections to the contrary, the Plan Administrator has the authority, pursuant to transition relief provided in Q&A 21 of Notice 2005-1, to permit Participants to make or modify Deferral Elections with respect to Deferrals subject to Code Section 409A that relate all or in part to services performed on or before December 31,

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

2005, so long as: (i) a Deferral Election with respect to such compensation is properly filed with the Committee prior to March 15, 2005; and (ii) the amounts to which the Deferral Election relate have not been paid or become payable prior to the election.

(i)
Transition Relief; Revocation, Termination During 2005. Notwithstanding any provisions in the Plan concerning the prohibition of payments to Participants upon a termination of participation in the Plan or the cancellation of a Deferral Election during a Plan Year to the contrary, the Plan Administrator has the authority, pursuant to transition relief provided in Q&A 20 of Notice 2005-1, to permit a Participant, pursuant to procedures established by the Plan Administrator, to: (i) elect to terminate, or partially terminate, participation in the Plan and receive payment of that portion of his or her vested Account Balance payable under the Plan corresponding to the portion of the Plan to which the termination applies; or (ii) elect to cancel or reduce a Deferral Election with regard to amounts subject to Code Section 409A. An election by a Participant permitted in (i) or (ii) above, shall be made and shall result in payment no later than December 31, 2005.

4.3
“Evergreen” Deferral Elections. The Plan Administrator, in its discretion, may provide in the Deferral Election that such Deferral Election will continue in effect for each subsequent year or performance period. Such “evergreen” Deferral Elections will become effective with respect to an item of Compensation on the date such election becomes irrevocable under Section 4.2. An evergreen Deferral Election may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under Section 4.2. A Participant whose Deferral Election is suspended due to an Unforeseeable Emergency will be required to file a new Deferral Election under this Article IV in order to continue making Deferrals under the Plan.

4.4	Specified Date Elections. A Participant’s Deferral Election may establish a Specified Date Account by specifying the Payment Schedule for Deferrals and Earnings credited to such Account.

(a)
Allocation of Deferrals. A Deferral Election may allocate Deferrals to one or more Specified Date Accounts. The Plan Administrator may, in its discretion, establish a minimum deferral period (for example, the third Plan Year following the year Compensation subject to the Deferral Election is earned).

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

(b)
Effect of Earlier Separation from Service, Death, Disability. In the event of a Separation from Service, death, or Disability, the unpaid balance of a Specified Date Account will be paid in accordance with the Payment Schedule for the earlier event. Notwithstanding the foregoing, the Plan Administrator may allow a Participant to elect not to receive payment upon Separation from Service, but to receive the Specified Date Accounts as of the specified date. Such election must be made (i) on the Deferral Election form that establishes a Specified Date Account or (ii) in a subsequent election under Article V. Such election, once made, is irrevocable as to such Account.

4.5
Deductions from Pay. The Plan Administrator has the authority to determine the payroll practices under which any component of Compensation subject to a Deferral Election will be deducted from a Participant’s Compensation.

Article V
Modifications to Payment Schedules

5.1
Participant’s Right to Modify. Subject to Section 5.2, a Participant may modify the Payment Schedule with respect to an Account, provided such modification complies with the requirements of Sections 5.1(a) and (b).

(a)
Time of Election. The date on which a modification election is submitted to the Plan Administrator must be at least twelve months prior to the date on which payment commences under the Payment Schedule in effect prior to modification, and the date payments commence under the modified Payment Schedule must occur no earlier than five years after the date payment would have commenced under the Payment Schedule in effect prior to the effective date of the modification election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

(b)
Effective Date. A modification election described in Section 5.1(a) is irrevocable upon receipt by the Plan Administrator and becomes effective on the date that is twelve months after the date the modification is filed with the Plan Administrator

(c)
Effect on Accounts. An election to modify a Payment Schedule is specific to the Specified Date or Retirement/Termination Account to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

(d)
Effect of Modification Election Upon Death or Disability. A modification to the form of payment from any Account that would also change the form of payment upon the Participant’s death or Disability will be effective at the time specified in

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

Section 5.1(b) above. Payment will be made in accordance with Section 2.27, without regard to the five-year requirement specified in Section 5.1(a).

5.2
Modifications Authorized Under Notice 2005-1, Proposed Regulations, and Notice 2006-79. Notwithstanding any provision of this Plan to the contrary, during calendar years 2006 and 2007 a Participant may modify any Payment Schedule of any Account without regard to the requirements of Section 5.1(a) and (b); provided, however, that any modification election purporting to modify an Account with a Payment Schedule commencing during the same year as the year in which the modification is made, or which would cause the commencement date of the Payment Schedule for an Account to be accelerated into the same year as the year in which the modification is made, shall be null and void to the extent such election is inconsistent with the requirements of Code Section 409A and the regulations and Notices issued thereunder. The Plan Administrator has the authority to prescribe the time and manner under which such modifications may be made.

Article VI
Company Contributions

6.1
Company Matching Contributions. The Company or a Participating Employer may make a matching Company Contribution to “Match-eligible Participants”. Unless otherwise provided by the Committee, “Match-eligible Participants” shall be determined in accordance with criteria established by the Committee. Notwithstanding anything contained herein, all Company Contributions are frozen and there shall be no further Company Contributions.

6.2
Discretionary Company Contributions. The Company or a Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to the Retirement/Termination Account of any Participant in any amount determined by the Company.

6.3
Vesting. Company Contributions described in Section 6.1, above, and the Earnings thereon, are 100% vested from the date of crediting. Company Contributions described in Section 6.2, above (if any), and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made. Company Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the death of the Participant; (ii) the Disability of the Participant, (iii) Retirement of the Participant, or (iv) a Change in Control. The Company may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 6.3 shall be forfeited.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

Article VII
Valuation of Account Balances; Investments

7.1
Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Deferral Election. Company Contributions shall be credited in accordance with the provisions of Article VI, as determined by the Plan Administrator. Valuation of Accounts shall be performed under procedures approved by the Plan Administrator.

7.2
Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Plan Administrator, in accordance with the provisions of this Section 7.2 (“investment allocation”).

(a)
Investment Options. Investment options will consist of actual investments, which may include stocks, bonds, mutual fund shares, and other investments. The Committee, in its sole discretion, shall be permitted to add or remove investment funds from the Plan menu from time to time provided that any such additions or removals of investment funds shall not be effective with respect to any period prior to the effective date of such change.

(b)
Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant’s Deferral Election shall specify the investment allocation for Deferrals. Deferrals may be allocated among the investment options in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administrator, the next Business Day. The investment allocation specified in such Deferral Election will remain in effect until the Participant modifies the investment allocation in accordance with procedures adopted by the Plan Administrator.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

Participants also may re-allocate current Account Balances among the investment options in increments of 1% by filing a new investment allocation at the time and in the form specified by the Plan Administrator. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administrator, the next Business Day. The investment allocation shall apply prospectively to the Account or Accounts identified in the allocation.

(c)
Unallocated Deferrals and Accounts. If any portion of a Deferral or Account Balance has not been allocated to an investment option, such portion shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

Article VIII
Distribution and Withdrawals

8.1	Separation Payments.

(a)
Retirement/Termination Benefit. The Company, or a Participating Employer, as appropriate, shall pay the Retirement/Termination Benefit to Participants who incur a Separation from Service. The amount of the Retirement/Termination Benefit payment will be based on the vested Retirement/Termination Account Balance and will be paid in accordance with the Payment Schedule in effect for such benefit and the provisions of Section 8.7.

(b)
Specified Employees. With respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service described in this Section, commencement date of a Payment Schedule will be the first day of the seventh month following the month in which such Separation from Service occurs, unless the Payment Schedule specifies a later date. Any subsequent installment payments payable under such Payment Schedule will be paid on the anniversary of such date.

8.2
Specified Date Accounts. Subject to Section 4.4(b), The Company or a Participating Employer, as appropriate, shall pay the vested Account Balance of each Specified Date Account to Participants who have elected such Specified Date Accounts in accordance with the Payment Schedule in effect for such Account and the provisions of Section 8.7.

8.3
Disability Benefit. Upon the Plan Administrator’s determination that a Participant is Disabled, the Company or a Participating Employer shall pay all unpaid Account Balances as a Disability Benefit in accordance with the Disability Benefit Payment Schedule and the provisions of Section 8.7.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

8.4
Death Benefit. In the event of the Participant’s death prior to receiving all payments from his or her Accounts, the Company or a Participating Employer, as appropriate, shall pay the Participant’s remaining Account Balances to the Participant’s Beneficiaries in accordance with the Death Benefit Payment Schedule and the provisions of Section 8.7.

8.5
Unforeseeable Emergency. A Participant may submit a written request to the Plan Administrator to receive a distribution from his or her vested Account Balance(s) if the Participant experiences an Unforeseeable Emergency. Distributions of amounts in the event of an Unforeseeable Emergency are limited to the extent reasonably needed to satisfy the emergency need which cannot be met from other sources. The amount of such distribution shall be subtracted first from the vested portion of the Participant's Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. For purposes of the preceding sentence, any minimum deferral requirement specified in the Plan or Section 5.1 shall not apply.

8.6
Change in Control. A Participant who incurs a Separation from Service within twenty four (24) months following the date of a Change in Control shall receive payment of his or her vested Accounts in a single lump sum. Payment will be made as of the later of the date specified for a Termination Benefit under Section 2.27 or the date applicable to Specified Employees under Section 8.1(b).

8.7
Valuation and Payment. Payment amounts will be based on the valuation of the applicable Account Balance as of the Valuation Date specified by the Plan Administrator in its discretion.

Payment is treated as made upon the payment commencement date under the applicable Payment Schedule if the payment is made on or after such date in the same calendar year or, if later, by the 15th day of the third calendar month following the date specified under the arrangement. If a calculation of the amount of the payment is not administratively practical due to events beyond the control of the Participant, a Beneficiary or the Participant’s estate, the payment will be treated as made upon the date specified under the Payment Schedule if the payment is made during the first calendar year in which the payment becomes administratively practicable.

8.8
Installments; Declining Balance Calculation. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b):

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

(a)	equals the Account Balance as of the Valuation Date and

(b)	equals the remaining number of installment payments.

8.9
“De Minimis Account” Balance. Any provision in this Plan to the contrary notwithstanding, payment to a Participant or Beneficiary will be made in a single lump sum, provided (i) the payment accompanies the payment of the entirety of the Participant’s interest in the Plan and all similar arrangements that constitute a nonqualified deferred compensation arrangement under Prop. Treas. Reg. Section 1.409A-1(c); and (ii) the payment is not greater than $10,000. Payment under this Section shall be made on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service (if applicable), or the 15th day of the third month following the Participant’s Separation from Service (if applicable). Any Payment Schedule contrary to the provisions of this Section 8.9 shall be null and void.

8.10
Domestic Relations Order. Notwithstanding any benefit, Payment Schedule or other provision of this Plan regarding the time and form of payment, the Plan Administrator may pay all or a portion of a Participant’s Accounts to an “alternate payee” as specified under the terms of a domestic relations order (defined in Code Section 414(p)(1)(B)). If a time or form of payment is not specified in such order, payment will be made to such alternate payee(s) in a single lump sum as soon as is administratively practical following the Plan Administrator’s determination that the order meets the requirements of this Section 8.10.

8.11
Payments to Avoid Nonallocation Year Under Section 409(p). Notwithstanding any benefit, Payment Schedule or other provision of this Plan regarding the time and form of payment, payment will be made to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code in the plan year of an employee stock ownership plan next following the current plan year, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

8.12
Payment of Employment Taxes. The Plan Administrator may permit payment of (i) Federal Insurance Contributions Act (FICA) tax imposed on Deferrals and Company Contributions (ii) any related federal, state, local and foreign tax law withholding obligations arising in connection with payment of the FICA Amount (as defined under Treasury regulations), and (iii) to pay the additional income tax at the source on wages attributable to the pyramiding of wages and taxes as a result of payments under (i) and (ii). The total amount of the payment under this Section shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

8.13
Conflicts of Interest. The Plan Administrator may permit such acceleration of the time or schedule of a payment under the Plan as may be necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2), or which may be necessary to satisfy requirements established pursuant to a written determination by the Office of Government Ethics that: (1) divestiture of the financial interest or termination of the financial arrangement is reasonably necessary to comply with any Federal conflict of interest statute, regulation, rule or executive order (including section 208 of title 18, United States Code), or is requested by a congressional committee as a condition of confirmation; and (2) specifies the financial interest to be divested or terminated.

8.14	Permissible Payment Delays. The Company will delay any payment to a Participant upon the Company’s reasonable anticipation of one or more of the following:

(a)
The Company’s income tax deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided that such payment will be made either at the earliest date on which the Company reasonably anticipates that the deduction will not be so limited or eliminated or the calendar year in which the Participant incurs a Separation from Service; or

(b)
Making such payment would violate a term of a loan agreement to which the Company or an Affiliate is a party, or other similar contract to which the Company, or an Affiliate, is a party, and such violation would cause material harm to the Company or an Affiliate; provided that payment will be made at the earliest date on which the Company reasonably anticipates that making the payment will not cause such violation or such violation will not cause material harm to the Company and subject to such other requirements as are specified under Code Section 409A; or

(c)
Making such payment would violate federal securities laws or other applicable law; provided that payment will be made at the earliest date which the Company anticipates that the making of the payment will not cause such violation, and subject to such other requirements as are specified under Code Section 409A.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

Article IX
Administration

9.1
Plan Administration. This Plan shall be administered by the Plan Administrator which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Each Participating Employer agrees to be bound by procedures established by the Committee, and by decisions made by the Plan Administrator with respect to its Eligible Employees. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article XII.

9.2
Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Plan Administrator. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Plan Administrator in lieu of the Committee.

Upon such Change in Control, the Company may not remove the Plan Administrator, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement Plan Administrator. Notwithstanding the foregoing, neither the Committee members nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

The Company shall, with respect to the Plan Administrator identified under this Section, (i) pay all reasonable expenses and fees of the Plan Administrator, (ii) indemnify the Plan Administrator (including individual Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Plan Administrator hereunder, except with respect to matters resulting from the Plan Administrator’s gross negligence or willful misconduct and (iii) supply full and timely information to the Plan Administrator on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Plan Administrator may reasonably require.

9.3
Withholding. The Company and each Participating Employer shall have the right to withhold from any payment due under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or Deferral).

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

9.4
Indemnification. The Company and each Participating Employer shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which it delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Plan Administrator, the Committee and their agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company and Participating Employers shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.5
Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.6
Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article X
Amendment and Termination

10.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Section 10.1.

(a)
Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Board of Directors may delegate to the Plan Administrator the authority to amend

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

the Plan without the consent of the Board of Directors for the purpose of (i) conforming the Plan to the requirements of law, (ii) to facilitate administration, (iii) to clarify provisions based on the Plan Administrator’s interpretation of the document and (iv) to make such other amendments as the Board of Directors may authorize.

(b)
Termination. The Company, by action taken by its Board of Directors , may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time under the following conditions:

(1)
Company’s Discretion. The Company may terminate the Plan in its discretion, provided that (i) all arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Prop. Treas. Regulation Section 1.409A-1(c) if the same Participant participated in all of the arrangements, are terminated; (ii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements (iii) all payments are made within 24 months of the termination of the arrangements, and (iv) the Company or its Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within five years following the date of termination of the arrangement.

(2)
Change in Control. The Company may terminate the Plan within the thirty (30) days preceding or the twelve months following a Change in Control (as defined in Section 1.409A-2(g)(4)(i)). For purposes of this paragraph, a Change in Control shall be defined as provided in Prop. Treas. Reg. Section 1.409A-2(g)(4)(i). The Plan is considered terminated under this paragraph only if all substantially similar arrangements are terminated, and all participants under such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the termination of such arrangements.

(3)
Dissolution; Bankruptcy Court Order. The Company may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 403(b)(1)(A), provided that the vested Account Balances are included in Participants’ gross incomes in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

10.2
Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Plan Administrator, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Election any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. If, after application of the preceding sentence, the Plan Administrator determines that a Participant’s Accounts are taxable or if such Participant receives a notice of deficiency from the Internal Revenue Service due to a violation of Code Section 409A, such Participant will receive payment from his or her Accounts in a single lump sum. The amount of the payment shall not exceed the lesser of (i) the Participant’s Account Balance or (ii) an amount equal to the amount of income included in taxable income as a result of such violation, plus an additional amount, to the extent permissible under Treasury Department regulations, for penalties under Code Section 409A, other taxes and interest or other costs. Payment under this Section 10.2, including the amount of any taxes, penalties, interest or other costs, shall be applied against the Participant’s Accounts and shall constitute fulfillment of the Company’s payment obligation to such Participant under the Plan to the extent of any such payments.

Article XI
Informal Funding

11.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, Participating Employers (with respect to its Eligible Employees), or a trust described in Section 11.2. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company or an Affiliate. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or its Affiliates and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

11.2
Rabbi Trust. The Company and/or a Participating Employer may, at its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company, a Participating Employer (with respect to its Eligible Employees) or from the assets of any such rabbi trust. Payment from any such source shall reduce the Company’s or Participating Employer’s obligation to the Participant or Beneficiary under the Plan.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

Article XII
Claims

12.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator which shall make all determinations concerning such claim. Any claim filed with the Plan Administrator and any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

12.2
In General. Notice of a denial of benefits (other than Disability benefits) will be provided within ninety (90) days of the Plan Administrator’s receipt of the Claimant's claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

12.3
Disability Benefits. Notice of denial of Disability benefits will be provided within forty-five (45) days of the Plan Administrator’s receipt of the Claimant’s claim for Disability benefits. If the Plan Administrator determines that it needs additional time to review the Disability claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial forty-five (45) day period. If the Plan Administrator determines that a decision cannot be made within the first extension period due to matters beyond the control of the Plan Administrator, the time period for making a determination may be further extended for an additional thirty (30) days. If such an additional extension is necessary, the Plan Administrator shall notify the Claimant prior to the expiration of the initial thirty (30) day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Plan Administrator expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of forty-five (45) days to submit any necessary additional information to the Plan Administrator. In the event that a thirty (30) day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

12.4
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain,

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Plan Administrator will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

12.5
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination,(ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)
In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

(b)
Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Committee no later than one hundred eighty (180) days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals Committee shall (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within forty-five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

(1)
The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(2)
For the denial of a Disability benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge, (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

(d)
Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

The Company shall, with respect to the Plan Administrator identified under this Section, (i) pay all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.6
Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Company’s trust funding obligation under Section 11.2.

12.7	Discretion of Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

12.8	Arbitration.

(a)
Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between the Company and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XII, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

i.
The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within twenty one (21) days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten (10) Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

ii.
Unless the parties agree otherwise, within sixty (60) days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within thirty (30) days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

iii.
In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. Company may depose the Participant or Beneficiary plus two other witnesses, and Participant or Beneficiary may depose the Company, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

iv.	The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

v.
This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

vi.
Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

vii.
Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

viii.
If any of the provisions of this Section 12.8 are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this Section 12.8, and this Section 12.8 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 12.8 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

ix.	The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)
Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Company out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company, the Board or the Appeals Committee.

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

Article XIII
General Conditions

13.1
Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

13.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies. The right and power of the Company to dismiss or discharge an Employee is expressly reserved. Notwithstanding the provisions of Section 10.2, the Company makes no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or any of its subsidiaries or affiliated companies.

13.4
Notice. Any notice or filing required or permitted to be delivered to the Plan Administrator under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Plan Administrator. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

EMPLOYERS MUTUAL CASUALTY COMPANY
ATTN: DIRECTOR OF HUMAN RESOURCES
717 MULBERRY STREET
DES MOINES, IA 50309

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7	Governing Law. To the extent not preempted by ERISA, the laws of the State of Iowa shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 9th day of August 2007, to be effective as of the Effective Date.

Employers Mutual Casualty Company

/s/Kristi K. Johnson
Kristi K. Johnson
Vice-President

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

EXHIBIT A
PARTICIPATING EMPLOYERS

EMC Insurance Group, Inc.
EMC National Life Company

Employers Mutual Casualty Company Board and Executive Nonqualified Excess Plan II

EXHIBIT B
ELIGIBLE EMPLOYEES

Johnny Box
Jeffrey Dahms
Raymond Geary, Jr.
Gale Griffin
Ron Hallenbeck
Jerry Harlow
Richard Hoffmann
Richard Koch, Jr.
Fred Lock
Raymond Michel
William Murray
R. David Orr
Mark Reese
H. Terrill Watts, Jr.